                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                         PERCENTAGE OF VOTING
                                               JURISDICTION OF              STOCK OWNED BY
     NAME OF CORPORATION                        INCORPORATION                SHOLODGE, INC.
MOBAT, Inc.                                       Tennessee                      100%

Shoney's Inn of Lebanon, Inc.                     Tennessee                      100%

Nashville Air Associates, Inc.                    Tennessee                      100%

Moore and Associates, Inc.                        Tennessee                      100%

Virginia Inns, Inc.                               Tennessee                      100%

Sumner Venture, Inc.                              Tennessee                      100%

ShoLodge Franchise Systems, Inc.                  Tennessee                      100%

Sunshine Inns, Inc.                               Tennessee                      100%

LAFLA Inn, Inc.                                   Tennessee                      100%

Midwest Inns, Inc.                                Tennessee                      100%

Southeast Texas Inns, Inc.                        Tennessee                      100%

The Hotel Group, Inc.                              Kansas                        100%(1)

Delaware Inns, Inc.                               Tennessee                      100%

Carolina Inns, Inc.                               Tennessee                      100%

Alabama Lodging Corporation                       Tennessee                      100%

ShoLodge Beverage Corporation                       Texas                        100%(2)

Suite Tenant, Inc.                                Tennessee                      100%

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(1)    Through Midwest Inns, Inc.
(2)    Through Southeast Texas Inns, Inc.